UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GRADE, JEFFERY T.
   HARNISCHFEGER INDUSTRIES, INC.
   3600 S. LAKE DRIVE
   ST. FRANCIS, WI  53235
   US
2. Issuer Name and Ticker or Trading Symbol
   HARNISCHFEGER INDUSTRIES, INC.
   HPH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/12/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN AND CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
COMMON STOCK               |12/16/|L   |-|10                |A  |$9.3125    |                   |      |                           |
                           |98    |    |-|                  |   |           |                   |      |                           |
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COMMON STOCK               |12/16/|G   |V|10                |D  |--         |                   |      |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |2/22/9|A(1)|V|405,974           |A  |$9.24      |405,974            |I     |(1)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |--    |--  |-|--                |-- |--         |950                |I     |(2)                        |
                           |      |    |-|                  |   |           |                   |      |                           |
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COMMON STOCK               |3/12/9|P   |-|10,000            |A  |$6.875     |365,590            |D     |                           |
                           |9     |    |-|                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Empl. Stock Options (R|$6.85   |--   |--  |-|-- --      |A,D|10/14|10/14|Common Stock|261,863|--     |261,863     |D  |--          |
ights to Buy)(3)      |        |     |    |-|           |   |/98  |/08  |            |       |       |            |   |            |
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Empl. Stock Options (R|$37.88  |--   |--  |-|-- --      |A,D|4/13/|10/13|Common Stock|42,000 |--     |42,000      |D  |--          |
ights to Buy)(3)      |        |     |    |-|           |   |97-00|/06  |            |       |       |            |   |            |
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Empl. Stock Options (R|$31.25  |--   |--  |-|-- --      |A,D|4/9/9|10/9/|Common Stock|35,000 |--     |35,000      |D  |--          |
ights to Buy)(3)      |        |     |    |-|           |   |6-99 |05   |            |       |       |            |   |            |
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Empl. Stock Options (R|$26.50  |--   |--  |-|-- --      |A,D|4/3/9|10/3/|Common Stock|12,500 |--     |12,500      |D  |--          |
ights to Buy)(3)      |        |     |    |-|           |   |5-98 |04   |            |       |       |            |   |            |
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Empl. Stock Options (R|$19.63  |--   |--  |-|-- --      |A,D|4/4/9|10/4/|Common Stock|6,250  |--     |6,250       |D  |--          |
ights to Buy)(3)      |        |     |    |-|           |   |4-97 |03   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Held in trust pursuant to the Harnischfeger Industries("HII") Supplemental Retirement and Stock Funding Plan ("SRP") . Shares acquired under the
Plan's annual allocatiion feature. (2) Held in trust pursuant to the HII Employees' Savings Plan which is a unitized plan in which each participant is allocated a certain number of units representing that participant's proportionate share of the HII stock fund. (3) Options granted under the HII 1988
Incentive Stock Plan or the HII 1996 Stock Incentive Plan. Options under the plans generally become exercisable in 25% increments at four 12 month intervals commencing 6 months from the date of grant and expire 10 years after the date of grant. Options noted as being exercisable as of 10/14/98 were exercisable on the date of
grant.
SIGNATURE OF REPORTING PERSON
                      /s/  Jeffery T. Grade
DATE
3/12/99